Exhibit 16.1

March 4, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Biohaven Pharmaceutical Holding Company Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Biohaven Pharmaceutical Holding Company Ltd. dated February 27, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

Attachment

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On February 27, 2020, based on a decision made by the Audit Committee (the “Audit Committee”) of the Board of Directors of Biohaven Pharmaceutical Holding Company Ltd. (the “Company”), the Company notified PricewaterhouseCoopers LLP (“PwC”) that it was dismissed as the Company’s independent registered public accounting firm, effective immediately, as a result of a decision by the Audit Committee not to renew the engagement of PwC.

The audit reports of PwC on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's fiscal years ended December 31, 2019 and 2018, and during the subsequent interim period through February 27, 2020, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (“Regulation S-K”) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the Company's consolidated financial statements for such periods, and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses identified during the audit of the Company's consolidated Financial Statements as of and for the period ending December 31, 2017, all of which were satisfactorily remediated as of December 31, 2018. Specifically, as of and for the period ended December 31, 2017, there were material weaknesses identified in the Company’s internal control over financial reporting related to designing and maintaining (1) an effective control environment commensurate with its financial reporting requirements because of lack of sufficient number of trained professionals with appropriate accounting knowledge, training and experience, (2) accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries, (3) formal accounting policies, processes and controls to analyze, account for and disclose complex transactions, (4) controls over our supervision and review of the completeness and accuracy of third-party vendors' computations supporting our common share valuations and (5) controls over the operating effectiveness of information technology controls for information systems relevant to the preparation of its financial statements. All such material weaknesses were remediated as of December 31, 2018 and there were no material weaknesses identified during the audit of the Company's consolidated Financial Statements as of and for the period ending December 31, 2019.

The Company provided PwC with a copy of this Current Report on Form 8-K (this "Report") prior to its filing with the Securities and Exchange Commission ("SEC") and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not PwC agrees with the above statements and stating the respects, if any, in which PwC does not agree with such statements. A copy of PwC's letter dated March 4, 2020 to the SEC, stating that it agrees with the statements made in this Report, is filed as Exhibit 16.1 to this Report.

(b) Appointment of New Independent Registered Public Accounting Firm

On March 2, 2020, based on a decision made by the Audit Committee, the Company engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to perform independent audit services for the fiscal year ending December 31, 2020. During the Company’s two most recent fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through February 27, 2020, neither the Company nor anyone acting on its behalf consulted with EY regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.